EXHIBIT 12

COMPUTATION OF RATIO OF INCOME FROM

CONTINUING OPERATIONS TO FIXED CHARGES

FOR SIX MONTHS ENDED JUNE 30,

(UNAUDITED)

(Dollars in millions)	2008	2007

Income from continuing operations before income taxes (1)	$7,015	$5,725

Add: Fixed charges, excluding capitalized interest	917	814

Income as adjusted before income taxes	$7,932	$6,539

Fixed charges:
Interest expense	$714	$597
Capitalized interest	8	3
Portion of rental expense representative of interest	203	217

Total fixed charges	$925	$817

Ratio of income from continuing operations to fixed charges	8.58	8.00

(1)          Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

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SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

	Global Services
	Global	Global
	Technology	Business	Systems and		Global	Total
(Dollars in millions)	Services	Services	Technology	Software	Financing	Segments
Three Months Ended June 30, 2008:

External revenue	$10,100	$5,107	$5,212	$5,574	$634	$26,626
Internal revenue	390	259	215	719	525	2,108
Total revenue	$10,489	$5,366	$5,427	$6,293	$1,159	$28,734
Pre-tax income	$994	$637	$400	$1,492	$428	$3,951

Revenue year-to-year change	14.5%	15.0%	1.3%	18.2%	23.5%	12.9%
Pre-tax income year-to-year change	26.2%	31.2%	20.7%	19.4%	28.7%	24.0%
Pre-tax income margin	9.5%	11.9%	7.4%	23.7%	36.9%	13.8%

Three Months Ended June 30, 2007:

External revenue	$8,756	$4,338	$5,102	$4,777	$597	$23,571
Internal revenue	409	329	255	549	341	1,883
Total revenue	$9,165	$4,667	$5,357	$5,326	$938	$25,453
Pre-tax income	$788	$486	$332	$1,250	$332	$3,187

Pre-tax income margin	8.6%	10.4%	6.2%	23.5%	35.4%	12.5%

Reconciliations to IBM as Reported:

	Three Months Ended		Three Months Ended
(Dollars in millions)	June 30, 2008		June 30, 2007
Revenue:
Total reportable segments	$28,734		$25,453
Eliminations/other	(1,915)		(1,681)
Total IBM Consolidated	$26,820		$23,772

Pre-tax income:
Total reportable segments	$3,951		$3,187
Eliminations/other	(138	)*	(46	)*
Total IBM Consolidated	$3,814		$3,142

*       Includes the gain from the divestiture of the company’s printing business and the interest expense associated with the debt to support the company’s accelerated share repurchase.

SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

	Global Services
	Global	Global
	Technology	Business	Systems and		Global	Total
(Dollars in millions)	Services	Services	Technology	Software	Financing	Segments
Six Months Ended June 30, 2008:

External revenue	$19,777	$10,018	$9,431	$10,421	$1,266	$50,913
Internal revenue	778	517	410	1,386	911	4,002
Total revenue	$20,555	$10,535	$9,841	$11,807	$2,177	$54,915
Pre-tax income	$1,982	$1,216	$546	$2,759	$816	$7,319

Revenue year-to-year change	15.2%	15.1%	(3.0)%	16.2%	14.5%	11.6%
Pre-tax income year-to-year change	34.9%	27.3%	27.5%	20.7%	15.6%	25.2%
Pre-tax income margin	9.6%	11.5%	5.5%	23.4%	37.5%	13.3%

Six Months Ended June 30, 2007:

External revenue	$17,013	$8,521	$9,622	$9,028	$1,211	$45,397
Internal revenue	834	630	523	1,134	689	3,810
Total revenue	$17,848	$9,152	$10,145	$10,162	$1,901	$49,207
Pre-tax income	$1,469	$955	$428	$2,286	$706	$5,844

Pre-tax income margin	8.2%	10.4%	4.2%	22.5%	37.1%	11.9%

Reconciliations to IBM as Reported:

	Six Months Ended		Six Months Ended
(Dollars in millions)	June 30, 2008		June 30, 2007
Revenue:
Total reportable segments	$54,915		$49,207
Eliminations/other	(3,593)		(3,406)
Total IBM Consolidated	$51,322		$45,801

Pre-tax income:
Total reportable segments	$7,319		$5,844
Eliminations/other	(307	)*	(124	)*
Total IBM Consolidated	$7,012		$5,721

*       Includes the gain from the divestiture of the company’s printing business and the interest expense associated with the debt to support the company’s accelerated share repurchase.